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                                                                  Exhibit 10.50
===============================================================================

                                   GUARANTEE

                         dated as of December 27, 2000

                                      from

                              SANDISK CORPORATION,
                                  as Guarantor

                                       to

                              ABN AMRO BANK N.V.,
                              as Lessor and Agent,

                                      and

                            EACH OF THE PARTICIPANTS

===============================================================================

                          FLASHVISION/SANDISK TRANCHE
                              2000 LEASE FINANCING
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                               TABLE OF CONTENTS

                                                                           Page

Section 1.     Defined Terms..................................................1

Section 2.     Guarantee......................................................8

Section 3.     Intentionally Omitted..........................................8

Section 4.     No Subrogation; Subordination..................................8

Section 5.     Amendments, etc. with Respect to the Guaranteed Obligations;
               Waiver of Rights...............................................9

Section 6.     Guarantee Absolute and Unconditional..........................10

Section 7.     Reinstatement.................................................10

Section 8.     Payments......................................................11

Section 9.     Representations of Guarantor..................................11

Section 10.    Covenants of Guarantor........................................15

Section 11.    Guarantee Events of Default; Remedies.........................26

Section 12.    Notices.......................................................29

Section 13.    Severability..................................................29

Section 14.    Integration...................................................29

Section 15.    Amendments in Writing.........................................29

Section 16.    Section Headings..............................................29

Section 17.    Successors and Assigns........................................29

Section 18.    Submission to Jurisdiction....................................29

Section 19.    WAIVER OF JURY TRIAL..........................................29

Section 20.    GOVERNING LAW.................................................30

Section 21.    Nature of Transaction.........................................30

Section 22.    Actions by Guaranteed Parties.................................30

Section 23.    Termination...................................................30


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SCHEDULES

Schedule I                   Notice Information
Schedule 9(u)                Subsidiaries
Schedule 10(a)(iv)(M)        Form of Annual Plan
Schedule 10(b)(i)            Indebtedness
Schedule 10(b)(ii)           Liens
Schedule 10(b)(iv)(D)        Investments


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                                   GUARANTEE

      GUARANTEE (this "Guarantee"), dated as of December 27, 2000, made by SANDISK CORPORATION, a Delaware corporation (the "Guarantor"), in favor of ABN AMRO BANK N.V., a bank organized under the laws of the Netherlands, not in its individual capacity, but solely as lessor (together with its permitted successors and assign, the "Lessor"), ABN AMRO BANK N.V., as agent for each of the Participants (in such capacity, together with its successors in such capacity, the "Agent"), and each of the Participants.

                              W I T N E S S E T H:

      WHEREAS, FlashVision, L.L.C., a Virginia limited liability company (together with its permitted successors and assigns, the "Lessee"), Lessor, Agent and the Participants have entered into that certain Participation Agreement (FlashVision/SanDisk Tranche), dated as of the date hereof (as amended, restated, modified or supplemented after the date hereof, the "Participation Agreement (SanDisk Tranche)"), for the purpose of providing lease financing in respect of certain equipment for Lessee; and

      WHEREAS, pursuant to the Participation Agreement (SanDisk Tranche) and the other SanDisk Tranche Operative Documents, on each Lease Supplement Closing Date with respect to any Equipment, Lessor, using amounts funded by the Participants, will pay to Lessee the Purchase Price of the Lease Supplement Equipment to be purchased by Lessor on such Lease Supplement Closing Date, which Equipment shall in turn be leased to Lessee by Lessor; and

      WHEREAS, subject to the terms and conditions of the Participation Agreement (SanDisk Tranche) and the other SanDisk Tranche Operative Documents, from time to time during the Installation Period the Participants are willing to purchase Participation Interests in Advances made by Lessor to fund a portion of the Purchase Price of such Equipment; and

      WHEREAS, it is a condition precedent to the obligations of Lessor, Agent and the Participants under the Participation Agreement (SanDisk Tranche) that Guarantor shall have executed and delivered this Guarantee to Lessor, Agent and the Participants.

      NOW, THEREFORE, in consideration of the premises and to induce Lessor to enter into the Lease and the other SanDisk Tranche Operative Documents to which it is a party and the Participants to enter into the Participation Agreement (SanDisk Tranche) and to purchase their Participation Interests, Guarantor hereby agrees as follows:

      Section 1. Defined Terms.

            (a) As used herein, the following terms shall have the following respective meanings:

      "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Guarantor or any of Guarantor's Subsidiaries) at law or in equity, or before or by any

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Governmental Authority (including any Environmental Claims), whether pending or, to the knowledge of Guarantor or its Subsidiaries, threatened in writing against or affecting Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries.

      "Consolidated Assets" means, at any date of determination, the total assets of the Guarantor and its Subsidiaries on a consolidated basis.

      "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

      "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

      "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

      "Fixed Charges" shall mean, for any period for which a determination is made pursuant to the applicable terms of this Guarantee, the sum, without duplication, determined in respect of Guarantor and its Subsidiaries on a consolidated basis, of (a) Interest Expense of Guarantor and its Subsidiaries for such period (including without limitation the interest and yield component of any Funded Indebtedness of any Person (including Lessee) with respect to which and to the extent Guarantor or any of its Subsidiaries has any Guaranty Obligations) plus (b) current maturities of long term Funded Indebtedness of Guarantor and its Subsidiaries, plus (c) all rental expenses of Guarantor and its Subsidiaries for such period.

      "Fixed Charge Coverage Ratio" shall mean for any period for which a determination is made pursuant to the applicable terms of this Guarantee, with respect to Guarantor and its Subsidiaries on a consolidated basis as of any day, the ratio of (a) Guarantor EBITDAR for such period minus Capital Expenditures for such period (but excluding, at all times during Guarantor's 2001 fiscal year, up to $70,000,000 in the aggregate of Capital Expenditures made during such fiscal year and, at all times during Guarantor's 2002 fiscal year, Capital Expenditures made during such fiscal year in an aggregate amount equal to the portion, if any, of aggregate Capital Expenditures so permitted to be excluded in Guarantor's 2001 fiscal year which were not expended in such 2001 fiscal year), to (b) Fixed Charges for such period.

      "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

      "Funded Indebtedness" of any Person shall mean, without duplication:

            (a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);


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            (b) All non-contingent obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms and overdue;

            (c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property), including the interest and yield components of rent under Synthetic Leases and, without duplication, the principal balance of Synthetic Leases;

            (d) All obligations of such Person as lessee under or with respect to Capitalized Lease Obligations; and

            (e) any Guaranty Obligations of such Person in respect of obligations described in clauses (a) through (d) above of another Person.

      "Guarantee Default" shall mean an event, act, condition or occurrence which with the giving of notice or the lapse of time (or both) would become a Guarantee Event of Default.

      "Guarantee Event of Default" shall mean any of the events specified in
Section 11.1; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Guaranteed Obligations" means the collective reference to (a) all Rent, including the Lease Balance, any Lease Supplement Balance, any Residual Value Guarantee Amount, any other payments required to be made by Lessee upon any purchase or sale of Equipment, any indemnity payments, any damages and any reimbursements including, without limitation, Transaction Expenses, payable by Lessee under each of the Participation Agreement (SanDisk Tranche), the Lease or any other SanDisk Tranche Operative Documents to which Lessee is a party; (b) Guarantor's obligations under each of the Specified Master Agreement Document Provisions in those Master Agreement Documents to which it is a party. Notwithstanding anything contained in this definition of "Guaranteed Obligations," Guaranteed Obligations shall not include any obligation Lessee may have to Lessor, Agent or any of the Participants under the SanDisk Tranche Operative Documents which have actually been paid to Lessor or Agent by Lessee.

      "Guaranteed Parties" means Lessor, Agent and the Participants and their respective permitted successors and assigns, collectively.

      "Guaranty Obligation" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation, including a Synthetic Lease (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or


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discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

      "Historical Financial Statements" means as of the Document Closing Date,
(i) the audited financial statements of Guarantor and its Subsidiaries as filed with the SEC, for the immediately preceding three fiscal years (or, in the case of balance sheets, for the preceding two fiscal years), consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal years, (ii) the unaudited financial statements of Guarantor and its Subsidiaries as filed with the SEC as at the most recently ended fiscal quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date.

      "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (or a portion thereof) of property or services, including obligations under Synthetic Leases (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capitalized Lease Obligations of such Person and all obligations of such Person under any other lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements, and (vii) any Guaranty Obligations of such Person.

      "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person; provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owned by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person's business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

      "Material Adverse Effect" means any change or changes, effect or effects, or condition or conditions that individually or in the aggregate are or would reasonably be expected to be


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materially adverse to (i) the business operations or financial condition of
Guarantor and its Subsidiaries on a consolidated basis, (ii) the Overall Transaction, (iii) the ability of Guarantor to perform its obligations under the SanDisk Tranche Operative Documents to which it is a party, or (iv) the validity or enforceability of any of the SanDisk Tranche Operative Documents.

      "Material Subsidiary" means any Subsidiary that would be a "significant subsidiary" within the meaning of Rule 1-02 of the SEC's Regulation S-X.

      "Permitted Liens" means the following Liens:

            (a) Liens in favor of Lessor, Agent or any Participant under the SanDisk Tranche Operative Documents;

            (b) Liens for taxes, assessments or governmental charges or claims not yet due or with respect to which the Guarantor or its Subsidiaries are taking each of the actions required pursuant to Section 10(a)(iii) of this Guarantee; and

            (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

            (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto or on account thereof;

            (e) easements, rights-of-way, zoning restrictions, encroachments, imperfections and other minor defects or irregularities in title, which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or any of its Subsidiaries;

            (f) Liens on property or assets of any corporation which becomes a Subsidiary of the Guarantor or on any property or assets acquired by the Guarantor or any of its Subsidiaries after the Document Closing Date, provided that (A) such Liens exist at the time the stock of said corporation or assets or property is or are acquired by such Person and
      (B) such Liens were not created in contemplation of such acquisition by the Guarantor or such Subsidiary;


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            (g) Liens incurred in connection with the purchase or shipping of goods or assets on the related assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

            (h) Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums;

            (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of Guarantor's and its Subsidiaries' businesses;

            (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (k) licenses of patents, trademarks and other intellectual property rights granted by Guarantor or any of its Subsidiaries in the ordinary course of business;

            (l) judgment liens not constituting a Guarantee Event of Default;

            (m) Liens described in Schedule 10(b)(ii) to this Guarantee and existing on the Document Closing Date;

            (n) Liens securing Indebtedness permitted pursuant to Section 10(b)(i)(H), 10(b)(i)(I) and 10(b)(i)(K) of this Guarantee; provided, in the case of Indebtedness permitted by Section 10(b)(i)(I), any Lien permitted hereby shall encumber only the asset acquired with the proceeds of such Indebtedness and such Liens do not secure any other Indebtedness; and

            (o) other Liens securing Indebtedness permitted to be incurred and secured hereunder, so long as such Liens do not attach to assets of Guarantor or any of its Subsidiaries which in the aggregate exceed 5% of Consolidated Assets; and

            (p) any extension or replacement of any of the foregoing in accordance with the terms thereof;

provided, (i) any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, and (ii) any Lien relating to or imposed in connection with any Environmental Claim, in each case is expressly prohibited hereunder.

      "Purchase Money Indebtedness" means Indebtedness (i) that is secured by a purchase money security interest pursuant to the UCC or (ii) Indebtedness secured by another lien under Applicable Law, which Indebtedness was incurred by the relevant debtor to finance the acquisition of the asset(s) to which such Lien attaches, including any mortgage, deed of trust, Synthetic Lease or Capitalized Lease Obligations.

        "Quick Ratio" shall mean, with respect to Guarantor and its Subsidiaries on a consolidated basis at the applicable date such ratio is to be determined, the ratio of:


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            (a) The sum (without duplication) of all unencumbered cash, Cash
      Equivalents, short-term investments and net accounts receivable of Guarantor and its Subsidiaries at such time;

                                       to

            (b) the current liabilities of Guarantor and its Subsidiaries at such time (including current liabilities of Guarantor and its Subsidiaries in connection with Synthetic Leases and including current liabilities of any other Person to the extent Guarantor or any of its Subsidiaries is liable in respect of any Guaranty Obligations of liabilities of such Person).

(In calculating the Quick Ratio, Cash Equivalents and short-term investments shall be marked to market quarterly).

      "Rate Contracts" shall mean swap agreements (as that that term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

      "SanDisk Tranche Operative Documents" means the "Operative Documents" as defined in Appendix 1 to the Participation Agreement (SanDisk Tranche).

      "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

      "Surety Instruments" shall mean all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

      "Tangible Net Worth" shall mean, with respect to Guarantor and its Subsidiaries on a consolidated basis at any time, the remainder at such time, determined in accordance with GAAP, of (a) the total assets of Guarantor and its Subsidiaries, minus (b) the sum (without limitation and without duplication of deductions) of (i) the total liabilities of Guarantor and its Subsidiaries, (ii) all reserves established by Guarantor and its Subsidiaries for anticipated losses and expenses (to the extent not deducted in calculating total assets in clause (a) above) and (iii) all intangible assets of Guarantor and its Subsidiaries (to the extent included in calculating total assets in clause (a) above), including, without limitation, goodwill (including any amounts, however designated on the balance sheet, representing the cost of acquisition of businesses and investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, unamortized debt discount, marketing expenses, organizational expenses, non-compete agreements and deferred research and development.

      "Wholly-Owned Domestic Subsidiary" means a Domestic Subsidiary of Guarantor that is a Wholly-Owned Subsidiary.


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      "Wholly-Owned Foreign Subsidiary" means a Foreign Subsidiary of Guarantor that is a Wholly-Owned Subsidiary.

      "Wholly-Owned Subsidiary" means a Subsidiary of Guarantor, at least 99% of the capital stock of which (other than directors' qualifying shares) is owned by Guarantor or another Wholly-Owned Subsidiary.

            (b) Unless otherwise defined herein, terms defined in Appendix 1 to the Participation Agreement and used herein shall have the respective meanings set forth in Appendix 1 to the Participation Agreement, and the provisions regarding interpretation of the SanDisk Tranche Operative Documents set forth in paragraphs (A), (B), (C) and (D) of Appendix 1 to the Participation Agreement (SanDisk Tranche) shall apply to this Guarantee.

      Section 2. Guarantee.

            (a) Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties the prompt payment and performance when due (but in each case only after the expiration of all applicable grace, notice and cure periods provided for in the SanDisk Tranche Operative Documents including with respect to any applicable Event of Default) of the Guaranteed Obligations.

            (b) Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Agent or the Guaranteed Parties in enforcing any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee.

      Section 3. Intentionally Omitted.

      Section 4. No Subrogation; Subordination. Notwithstanding any payment or payments made by Guarantor hereunder or any setoff or application of funds of Guarantor by any Guaranteed Party, Guarantor shall not be entitled to be subrogated to any of the rights of any Guaranteed Party, as applicable, against Lessor, Lessee, or any other Person or any collateral security or guarantee or right of offset held by any Guaranteed Party for the payment of the Guaranteed Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Lessor, Lessee, or any other Person in respect of payments made by Guarantor hereunder, until all Guaranteed Obligations are paid in full and such payments cannot be treated as a preferential transfer under the Bankruptcy Code in the event a petition is filed by or against Lessee, as debtor, under the Bankruptcy Code. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for the Guaranteed Parties, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Agent in the exact form received by Guarantor (duly indorsed by Guarantor to Agent, if required), to be applied and credited against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the SanDisk Tranche Operative Documents. If (a) Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations and (b) all the Guaranteed Obligations shall be paid


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in full, the Guaranteed Parties will, at Guarantor's request and expense, execute and deliver to Guarantor appropriate documents (without recourse as set forth in Section 14.14 of the Participation Agreement in the case of Lessor), necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor. Notwithstanding the foregoing, to the extent that the Guaranteed Parties, as a whole, receive any payments from Guarantor, Lessee, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time in reduction of or in payment of the Guaranteed Obligations and such payments exceed the amount then due for the Guaranteed Obligations, Guarantor shall be promptly reimbursed such excess payments received by the Guaranteed Parties pro rata, with the other guarantors contributing to such excess payment, and before any Guaranteed Party reimburses Lessee or any other Person for its contribution resulting in a payment in excess of the Guaranteed Obligations. Notwithstanding the provisions of Section 11.07 of the Operating Agreement, in the event of a dissolution and liquidation of Lessee, Guarantor agrees that it shall not demand, collect, sue for or otherwise receive payment in respect of any Indebtedness owed by Lessee to Guarantor (or any Subsidiary of Guarantor to whom the Membership Interest in Lessee may have been transferred by Guarantor or any further transferee of such Subsidiary) until the Guaranteed Obligations shall have been paid in full in accordance with the terms hereof.

      Section 5. Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Guaranteed Parties may be rescinded by such parties and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Guaranteed Parties, and the Participation Agreement and the other SanDisk Tranche Operative Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, from time to time in accordance with their respective terms, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released, provided that no modification or amendment of or supplement to any of the SanDisk Tranche Operative Documents shall be effective for purposes of this Guarantee unless entered into with the prior written consent of Guarantor. No Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, the Guaranteed Parties may, but shall be under no obligation to (except as expressly required by the SanDisk Tranche Operative Documents), make a similar demand on Lessee or any other guarantor, and any failure by the Guaranteed Parties to make any such demand or to collect any payments from Lessee or any such other guarantor or any release of Lessee or such other guarantor shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Guaranteed Parties against Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.


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      Section 6. Guarantee Absolute and Unconditional. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Guaranteed Party upon this Guarantee or acceptance of this Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Guaranteed Parties and Guarantor likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Guarantor with respect to the Guaranteed Obligations. Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Lease or any other SanDisk Tranche Operative Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance or affirmative discharge, release or termination of this Guarantee by the Guaranteed Parties in accordance with the terms hereof) which may at any time be available to or be asserted by Guarantor or Lessee against any Guaranteed Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor or Lessee) which constitutes, or might be construed to constitute, an equitable or legal discharge of Lessee for the Guaranteed Obligations, or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, the Guaranteed Parties may, but shall be under no obligation to, pursue such rights and remedies as they may have against Lessee or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Parties to pursue such other rights or remedies or to collect any payments from Lessee or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Lessee or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Parties against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of each Guaranteed Party, until all the Guaranteed Obligations shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Lease Lessee may be free from any obligations or liabilities thereunder or under the other SanDisk Tranche Operative Documents. Guarantor expressly waives any and all benefits under Sections 2787 to 2855 inclusive, and Sections 2899 and 3433, of the California Civil Code. Notwithstanding anything else in this Guarantee, Guarantor shall not be required to pay more under this Guarantee in respect of the Guaranteed Obligations than Lessee is required to pay pursuant to the provisions of any of the other SanDisk Tranche Operative Documents as a result and to the extent of the application of Section 11.3 of the Lease.

      Section 7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part of any payment, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of

Lessor (but only if such proceeds were returned to Guarantor or Lessee) or Guarantor or Lessee, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Lessor, Guarantor or Lessee or any substantial part of their respective property, or otherwise, all as though such payments had not been made.

      Section 8. Payments. Guarantor hereby guarantees that payments hereunder will be paid to Agent for the benefit of the applicable Guaranteed Parties, without set-off or counterclaim in United States Dollars at the office of Agent located at 135 South LaSalle Street, Chicago, Illinois 60603; provided, however, that, no such payment shall be deemed a waiver or release by Lessee or Guarantor of any claim of Lessee or Guarantor which may be asserted against the applicable Guaranteed Party or any other Person in a separate action or proceeding.

      Section 9. Representations of Guarantor. Guarantor represents and warrants to each of Lessor, Agent and each Participant as of the Document Closing Date that:

            (a) Organization; Existence. Guarantor and each of its Subsidiaries
(i) is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of organization, (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage, and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction (other than the jurisdiction of its organization) in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.

            (b) Power; Authorization; Enforceable Obligations. Guarantor has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guarantee and the other SanDisk Tranche Operative Documents to which it is or will be a party and has taken all necessary corporate action (including without limitation any necessary consents of its shareholders) to authorize the execution, delivery and performance by Guarantor of this Guarantee and the other SanDisk Tranche Operative Documents. Guarantor has duly executed and delivered this Guarantee, and this Guarantee and each other SanDisk Tranche Operative Document to which it is a party constitutes (or upon the execution and delivery thereof, will constitute), its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity regardless of whether such enforcement is sought in a proceeding in equity or at law. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with
(i) the execution, delivery and performance by Guarantor of this Guarantee or the other SanDisk Tranche Operative Documents to which Guarantor is a party or the consummation of any of the transactions contemplated hereby or thereby , or
(ii) the legality, validity, binding effect or enforceability of this Guarantee or the other SanDisk Tranche Operative Documents to which Guarantor is a party, except for such orders, consents, approvals, licenses, authorizations, validations, filings, recordings or registrations contemplated by the SanDisk Tranche Operative Documents, each of which has been obtained or made as of the Document Closing Date.

            (c) No Violation. Neither the execution, delivery or performance by Guarantor of this Guarantee and the other SanDisk Tranche Operative Documents to which Guarantor is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the Overall Transaction, (i) will contravene any Applicable Laws, (ii) will conflict with or contravene or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, material agreement or other material instrument (including without limitation any of the Master Agreement Documents) to which Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound, except Liens created under the SanDisk Tranche Operative Documents or
(iii) will violate any provision of the certificate of incorporation or bylaws of Guarantor.

            (d) Material Adverse Change. Since October 2, 2000, there has been no material adverse change with respect to the financial condition of Guarantor and its Subsidiaries taken as a whole.

            (e) Litigation. Except as set forth in Guarantor's 10-Q filed November 15, 2000 in the case of clause (ii) below, there are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its Subsidiaries in any court or before any Governmental Authority (nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the full performance of any SanDisk Tranche Operative Document or any Master Agreement Document or any transaction contemplated hereby or thereby) that (i) question the validity or enforceability against Guarantor of any SanDisk Tranche Operative Document or any transaction described in the SanDisk Tranche Operative Documents or (ii) has had, or for which there is a reasonable possibility of an adverse decision which would reasonably be expected to have, a Material Adverse Effect.

            (f) Intentionally Omitted.

            (g) Financial Statements and Conditions. The factual statements as set forth in the financial statements and other written information delivered to Agent and Lessor prior to the Document Closing Date in connection with the syndication of the Participation Interests (but excluding any financial forecasts or projections) were true and accurate in all material respects as of the date such statements were made or dated, as applicable. All financial statements and other reports required to be delivered to Agent and Lessor pursuant to Section 10(a)(iv) contemporaneously herewith or when delivered pursuant to Section 10(a)(iv) will be true and accurate in all material respects as of the date as of which such information is dated or certified.

            (h) Governmental Regulations, Etc. Guarantor is not a "public utility holding company" under the Public Utility Holding Company Act of 1935, as amended, nor is it an "investment company" as defined in the Investment Company Act of 1940.

            (i) Chief Executive Office of Guarantor. Guarantor's principal place of business and chief executive office, as such terms are used in Section 9-103(3) of the UCC, are located at 140 Caspian Court, Sunnyvale, California 94089.

            (j) Brokers, etc. It has not engaged or authorized any broker, finder, investment bank or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker, agent or in any other like capacity in connection with any of the SanDisk Tranche Operative Documents or the Overall Transaction, other than ABN AMRO.

            (k) Intentionally Omitted.

            (l) Ownership of Property. Guarantor and each of its Material Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by such person and good title to all of its personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The personal and real property owned by Guarantor and each of its Material Subsidiaries is not subject to any Lien except Permitted Liens. Guarantor and each of its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases except where the failure to enjoy such peaceful and undisturbed possession would not reasonably be expected to have a Material Adverse Effect.

            (m) Compliance with Laws. It is not in violation of, or in default with respect to, any Applicable Laws of any Governmental Authority where such violation or default would reasonably be expected to have a Material Adverse Effect.

            (n) Intentionally Omitted.

            (o) Appraisal Data. The information provided by Guarantor and its Affiliates to the Appraiser described on Exhibit B to the Initial Appraisal was true and correct in all material respects when provided.

            (p) Licenses, Permits, Intellectual Property, etc. Guarantor and each of its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names or rights thereto, that individually or in the aggregate, are material, without known conflict with the rights of others, the failure of which to so own or possess would reasonably be expected to have a Material Adverse Effect. To the knowledge of Guarantor, no product of Guarantor or any of its Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, which infringement would reasonably be expected to have a Material Adverse Effect.

            (q) Payment of Taxes. All federal, state, local and foreign tax returns and reports of Guarantor and its subsidiaries required to be filed by it have been timely filed where the failure to file would have a Material Adverse Effect, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Guarantor and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than amounts not yet delinquent or those being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made. Guarantor knows of no proposed tax assessment against Guarantor or any of its Subsidiaries which is not being actively contested by Guarantor or such Subsidiary in good faith and by appropriate proceedings and which would reasonably be expected to have Material Adverse Effect; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

            (r) Intentionally Omitted.

            (s) Disclosure. The representations or warranties of Guarantor and its Subsidiaries contained in this Guarantee and in any other document, certificate or written statement furnished to Lessor, Agent and/or the Participants by or on behalf of Guarantor and its Subsidiaries pursuant to the SanDisk Tranche Operative Documents for use in connection with the transactions contemplated by the SanDisk Tranche Operative Documents, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

            (t) Solvency. Guarantor is solvent and has assets having a present fair saleable value at least equal to the amount of its liabilities.

            (u) Subsidiaries. As of the Document Closing Date, Guarantor has no Subsidiaries except as set forth on Schedule 9(u) hereto and has no Material Subsidiaries other than those identified as Material Subsidiaries on Schedule 9(u) hereto.

            (v) Employee Benefit Plans.

                  (i) Neither Guarantor nor any ERISA Affiliate maintains or contributes to, or has ever maintained a Pension Plan. Neither Guarantor nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan coverage is not reasonably likely to have a Material Adverse Effect.

                  (ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Guarantor or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of Guarantor or any ERISA Affiliate is legally valid and binding and in full force and effect in all material respects. No Employee Benefit Plan is being audited or investigated by any governmental authority or is subject to any pending or, to the best knowledge of Guarantor, threatened, claim or suit. To the best of Guarantor's knowledge, neither Guarantor nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction with respect to an Employee Benefit Plan under

      Section 406 of ERISA or section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption. To the best of Guarantor's knowledge, no breach of fiduciary responsibility has occurred with respect to any Employee Benefit Plan under Section 404 of ERISA or Section 4975 of the Code.

                  (iii) Neither Guarantor nor any ERISA Affiliate contributes to or has ever contributed to any Multiemployer Plan.

                  (iv) If Guarantor or any ERISA Affiliate on or after the date of this Guarantee: (1) maintains or contributes to a Pension Plan; (2) contributes or has any material contingent obligations to any Multiemployer Plan; or (3) incurs a liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan coverage is not reasonably likely to have a Material Adverse Effect, then Guarantor shall promptly provide a written notice thereof and a statement affirming that no Material Adverse Effect could reasonably be expected to occur as a result thereof.

      Section 10. Covenants of Guarantor.

            (a) Affirmative Covenants. Guarantor hereby agrees that, so long as this Guarantee is in effect, Guarantor shall and (except in the case of delivery of financial information, reports, and notices) shall cause each of its Subsidiaries to perform each of the following covenants:

                  (i) General Business Operations. Each of Guarantor and its Material Subsidiaries shall preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business; provided, however, that Guarantor and its Subsidiaries may dissolve, liquidate or cause or permit the reorganization or merger of any of its Subsidiaries other than Lessee if such dissolution, liquidation or other action is not reasonably likely to have a Material Adverse Effect or otherwise relates to a Subsidiary which is not at such time a Material Subsidiary; and provided further that the foregoing shall not be construed so as to prohibit a transaction expressly permitted under Section 10(b)(v)(A) or 10(b)(v)(B).

                  (ii) Maintenance of Properties. Guarantor will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in all material respects in good repair, working order and condition, ordinary wear and tear excepted, all property useful and necessary in the business of Guarantor and its Subsidiaries unless the failure to so maintain would not reasonably be expected to give rise to a Material Adverse Effect.

                  (iii) Payment of Taxes and Claims. Guarantor will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, and (b) all lawful claims (including claims for labor, materials and supplies) which if unpaid might give rise to a Lien upon any of its properties (other than Permitted Liens); provided, neither Guarantor nor any of its Subsidiaries shall be required to pay any such tax assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves therefor have been established in accordance with GAAP. Guarantor will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Guarantor or any of its Subsidiaries).

                  (iv) Financial Statements and Other Reports. Guarantor will deliver or cause to be delivered to Agent (with sufficient copies for each of the Participants) and to Lessor:

                        (A) as soon as available and in any event within ninety
            (90) days after the end of each fiscal year of Guarantor, an audited statement of financial position of Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareholder's equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all accompanied by the unqualified opinion of Ernst & Young L.L.P. or other independent public accountants of nationally recognized standing stating that such consolidated financial statements present fairly the financial position of Guarantor and its consolidated Subsidiaries for the periods indicated, in conformity with GAAP, and applied on a basis consistent with prior years; together with an unaudited Responsible Officer's Certificate containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 10(c) and to the effect that the Responsible Officer executing such certificate is not aware of any Guarantee Event of Default that has occurred and is continuing, or if such officer is aware of any such Guarantee Event of Default, describing it and the steps, if any, being taken to cure it;

                        (B) as soon as available and in any event within
            forty-five (45) days after the end of each of the first three quarters of each fiscal year of Guarantor, a consolidated statement of financial position of Guarantor as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of Guarantor's fiscal year ended at the end of such quarter, together with an unaudited Responsible Officer's Certificate containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 10(c) and that no Guarantee Event of Default has occurred or is continuing or, if any Guarantee Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

                        (C) if, as a result of any change in accounting
            principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Guarantor and its Subsidiaries delivered pursuant to Sections 10(a)(iv)(A) or 10(a)(iv)(B) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then together with the first delivery of such financial statements after such change a statement of reconciliation for all such prior financial statements in form and substance satisfactory to the Required Participants;

                        (D) promptly upon transmission or receipt thereof,
            copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Guarantor or any of its Subsidiaries shall send to a holder of any Indebtedness having a principal amount in excess of $15,000,000 or more owed by Guarantor or such Subsidiary in its capacity as such a holder, subject to any applicable confidentiality obligations of Guarantor or such Subsidiary;

                        (E) promptly upon any Responsible Officer of Guarantor
            obtaining knowledge (i) of the occurrence and continuance of any condition or event that constitutes a Guarantee Default or a Guarantee Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, Guarantor will provide written notice thereof. In addition, concurrently with such written notice by Guarantor, or promptly following Guarantor's receipt of notice from Agent, Lessor or any Participant that a Guarantee Default or a Guarantee Event of Default has occurred, Guarantor shall deliver a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by Guarantor and the nature of such claimed Guarantee Event of Default, Guarantee Default, event or condition, and what action Guarantor has taken, is taking or proposes to take with respect thereto;

                        (F) promptly upon any Responsible Officer of Guarantor
            obtaining knowledge thereof, Guarantor will give written notice to Agent of the institution of any Adverse Proceeding not previously disclosed in writing by Guarantor to Lessor, Agent and the Participants and which (i) individually or in the aggregate if adversely determined would reasonably be expected to have a Material Adverse Effect, or (ii) prohibits Guarantor from performing any material obligation under the SanDisk Tranche Operative Documents to which it is a party;

                        (G) (i) promptly upon becoming aware of the occurrence
            of any ERISA Event, a written notice specifying the nature thereof, what action Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon request of Agent and with reasonable promptness, copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

                        (H) promptly, written notice of any change in either
            Moody's or S&P's rating for Guarantor's long term Indebtedness, if applicable; and

                        (I) Guarantor and its Material Subsidiaries shall at all
            times in all material respects keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP;

                        (J) from time to time with reasonable promptness, such
            other information or documents (financial or otherwise) with respect to Guarantor and its Subsidiaries, or with respect to the status of any matter disclosed pursuant to Section 10(a)(iv)(F), as Agent, Lessor or any Participant through Agent may reasonably request, subject to any applicable confidentiality obligations of Guarantor and provided that in the case of information pertaining to a matter disclosed pursuant to Section 10(a)(iv)(F), Guarantor shall not be required to disclose any such information if such disclosure would, in the reasonable judgment of Guarantor, constitute a waiver by Guarantor of its attorney-client privilege or any applicable work product privilege with respect to such matter.

                        (K) notwithstanding the foregoing, the requirement for
            delivery of financial statements under Section 10(a)(iv) may be satisfied by delivery of a copy of Forms 10-K or 10-Q as the case may be as filed by Guarantor with the SEC for the most recent fiscal year or fiscal quarter then ended. Guarantor may remit its financial statements via electronic format through delivery by e-mail or otherwise;

                        (L) in the event (i) Guarantor acquires or creates any
            Subsidiary after the Document Closing Date which is a Material Subsidiary, or (ii) any current Subsidiary (which is not a Material Subsidiary as of the Document Closing Date) becomes a Material Subsidiary after such date, or (iii) any Material Subsidiary identified on the Document Closing Date ceases to be a Material Subsidiary, Guarantor shall provide written notice thereof to Agent as promptly as practicable; and

                        [*]

                  (v) Inspection Rights. Guarantor will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by Lessor, Agent or any Participant to visit and inspect its and their financial and accounting records (to the extent reasonably requested by Lessor, Agent or any Participant), and to discuss its and their affairs, finances and accounts with its and their Responsible Officers (provided, Guarantor may, if it so chooses, be present at or participate in any such discussion), all upon reasonable prior written notice to the chief financial officer, treasurer or the vice president of finance of Guarantor, at such reasonable times during normal business hours and as often as may reasonably be requested; provided, the Participants shall use their reasonable efforts to coordinate with Lessor and Agent in order to minimize the number of such inspections and discussions, and provided further that, absent the occurrence and continuance of a Guarantee Event of Default, such inspections shall not be conducted


[*] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
    FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

      more frequently than once per fiscal year. Guarantor will, upon the request of Lessor, Agent or the Required Participants, participate in a meeting of Lessor, Agent and the Participants once during each fiscal year to be held at Guarantor's corporate offices (or at such other location as may be agreed to by Guarantor and Agent) at such time as may be agreed to by Guarantor and Agent.

                  (vi) Intentionally Omitted.

                  (vii) Compliance with Laws. Guarantor will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws noncompliance with which would reasonably be expected to have a Material Adverse Effect.

            (b) Negative Covenants. Guarantor hereby agrees that, so long as this Guarantee remains in effect or any amount is owing to any Participant, Lessor or Agent hereunder or under any other SanDisk Tranche Operative Document, Guarantor shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

                  (i) Indebtedness. Guarantor shall not nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                        (A) Indebtedness of Guarantor and its Subsidiaries
            arising from the endorsement of instruments for collection in the ordinary course of Guarantor's or a Subsidiary's business;

                        (B) Indebtedness of Guarantor and its Subsidiaries for
            accounts payable and trade payables, provided that such accounts arise in the ordinary course of business;

                        (C) Indebtedness owed to any Person providing worker's
            compensation, health, disability or other employee benefits or property, casualty or liability insurance to Guarantor or any Subsidiary thereof, or which may be deemed to exist pursuant to reimbursement or indemnification obligations to such Person;

                        (D) Indebtedness of Guarantor and its Subsidiaries with
            respect to performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

                        (E) Indebtedness in respect of netting services,
            overdraft protections and otherwise in connection with Deposit Accounts;

                        (F) guaranties by Guarantor of Indebtedness of its
            Subsidiaries or guaranties by a Subsidiary of Guarantor of Indebtedness of Guarantor or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 10(b)(i);

                        (G) Indebtedness described in Schedule 10(b)(i), but not
            any extensions, renewals or replacements of such Indebtedness except
            (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms thereof are no less favorable to the obligor thereon or to the Participants, but giving effect to then-current market conditions, than the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under clause (i) or clause (ii) above shall not be (1) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (2) in a principal amount which exceeds the Indebtedness being renewed, extended or refinanced or (3) incurred, created or assumed if any Guarantee Default or Guarantee Event of Default has occurred and is continuing or would result therefrom;

                        (H) Indebtedness with respect to Capitalized Leases in
            an aggregate amount not to exceed $10,000,000 at any time with respect to Guarantor and all of its Subsidiaries in the aggregate;

                        (I) Purchase Money Indebtedness (including without
            duplication Guaranty Obligations of Guarantor or any of its Subsidiaries in respect of Purchase Money Indebtedness of another Person) in an aggregate amount not to exceed at any time $150,000,000 with respect to Guarantor and all of its Subsidiaries in the aggregate; provided, any such Indebtedness (i) shall be recourse only to the asset acquired in connection with the incurrence of such Indebtedness, (ii) such Indebtedness is incurred by such Person at the time of, or not later than thirty (30) days after, the acquisition by such Person of the property so financed,
            (iii) such Indebtedness (or Guaranty Obligations in respect thereof) does not exceed the purchase price of the property so financed, and
            (iv) no Guarantee Default or Guarantee Event of Default has occurred and is continuing at the time the Indebtedness (or Guaranty Obligations in respect thereof) is incurred or will occur after giving effect to such Indebtedness (or such Guaranty Obligations), provided that the conditions set forth in clauses (i), (ii) and
            (iii) of this Section 10(b)(i)(I) shall not applicable in the case of a Synthetic Lease or a Capitalized Lease;

                        (J) Guaranty Obligations of Guarantor to Lessor, Agent
            and Participants under the SanDisk Tranche Operative Documents;

                        (K) other Indebtedness of Guarantor and its
            Subsidiaries, provided that the aggregate principal amount of all such other Indebtedness does not exceed $15,000,000 at any time;


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

                        (L) other unsecured Indebtedness of Guarantor and its
            Subsidiaries, provided that the aggregate principal amount of all such other Indebtedness does not exceed (i) $200,000,000 at any time during Guarantor's 2001 fiscal year, (ii) $300,000,000 at any time during Guarantor's 2002 fiscal year, (iii) $375,000,000 at any time during Guarantor's 2003 fiscal year, or (iv) $450,000,000 at any time during Guarantor's 2004 fiscal year or any fiscal year thereafter, and provided further that at the time any such Indebtedness is incurred and after giving effect thereto, Guarantor shall be in compliance with each of the covenants set forth in Sections 10(c)(i) and 10(c)(iii); and

                        (M) Indebtedness of Guarantor and its Subsidiaries in
            interest rate protection agreements and currency swaps solely for the purpose of bona fide hedges against existing business risk.

                  (ii) Liens. Guarantor shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Guarantor or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except Permitted Liens. Without limitation of the foregoing, in no event shall Guarantor create, permit or suffer to exist or cause or permit any of its Subsidiaries to create, permit or suffer to exist, any Lien upon any of their respective rights and interests under the Master Agreement Documents to which they are a party or upon any of the Membership Interests of Lessee. Guarantor or a Subsidiary thereof shall at all times own at least 49.9% of the Membership Interests of Lessee.

                  (iii) Dividends, Redemptions, Etc. Neither Guarantor nor any of its Subsidiaries shall pay any dividends or make any distributions on its Equity Securities; purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities; return any capital to any holder of its Equity Securities as such; make any distributions of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or set apart any sum for any such purpose; except as follows:

                        (A) either Guarantor or any of its Subsidiaries may pay
            dividends on its capital stock payable solely in such Person's own capital stock;

                        (B) any Subsidiary of Guarantor may pay dividends to
            Guarantor or to such Subsidiary's direct parent;

                        (C) Guarantor may purchase shares of its capital stock
            for its employee stock option plans and employee stock purchase plans, provided that (A) the aggregate amount of such purchases does not exceed $50,000,000 in any fiscal year of Guarantor, and (B) no Default has occurred and is continuing at the time of such purchase or will occur after giving effect to such purchase;


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

                        (D) Guarantor may purchase shares of its capital stock
            with the proceeds received by it from a substantially concurrent issue of new shares of its capital stock;

                        (E) Guarantor may otherwise purchase shares of its
            capital stock provided that the aggregate amount of such purchases does not exceed $100,000,000 and so long as at the time any such purchase is consummated and after giving effect thereto, Tangible Net Worth is not less than the amount then required pursuant to
            Section 10(c)(iv); and

                        (F) Guarantor may pay cash dividends on its capital
            stock at any time after Guarantor's 2001 fiscal year, provided the aggregate amount of such cash dividends shall not exceed $10,000,000 in any fiscal year of Guarantor.

                  (iv) Investments. Neither Guarantor nor any of its Subsidiaries shall directly or indirectly make any Investment except for Investments in the following:

                        (A) Investments of Guarantor and its Subsidiaries in
            Cash Equivalents and in short-term securities rated AA or higher;

                        (B) Any transaction permitted by Section 10(b)(i);

                        (C) Money market mutual funds registered with the SEC,
            meeting the requirements of Rule 2a-7 promulgated under the Investment Company Act of 1940;

                        (D) Investments listed on Schedule 10(b)(iv)(D) existing
            on the date of this Guarantee;

                        (E) Other Investments in Persons principally involved in
            the semiconductor business or other related businesses in an aggregate amount not to exceed, together with any acquisitions made pursuant to Section 10(b)(v)(I)(i), at any time more than [*] of Guarantor's Tangible Net Worth as of the date of any such Investment; and

                        (F) Guarantor may make Investments in, a business or
            businesses complimentary to the semiconductor business, so long as any such acquisition or Investment is made solely with the proceeds received by Guarantor from a substantially concurrent issue of new shares of its capital stock.

                  (v) Fundamental Changes; Disposition of Assets. Guarantor shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Guarantor or any of its Subsidiaries if any such alteration could reasonably be expected to have a Material Adverse Effect, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its

[*] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
    FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

      business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                        (A) Any Domestic Subsidiary of Guarantor (other than
            Lessee) may be merged with or into Guarantor or any Wholly-Owned Domestic Subsidiary (other than Lessee), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Guarantor or any Wholly-Owned Domestic Subsidiary (other than Lessee); provided, in the case of such a merger, Guarantor or such Wholly-Owned Domestic Subsidiary shall be the continuing or surviving Person; and provided further that in the case of any such transaction involving Guarantor, the surviving Person (if not Guarantor) shall have agreed in writing to assume all of the obligations and liabilities of Guarantor under the SanDisk Tranche Operative Documents.

                        (B) Any Foreign Subsidiary of Guarantor may be merged
            with or into Guarantor or any Wholly-Owned Foreign Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Guarantor or any Wholly-Owned Foreign Subsidiary; provided, in the case of such a merger, Guarantor or such Wholly-Owned Foreign Subsidiary shall be the continuing or surviving corporation;

                        (C) Sales or other dispositions of Investments permitted
            by Section 10(b)(iv) for not less than fair value;

                        (D) Sales of inventory by Guarantor and its Subsidiaries
            in the ordinary course of their businesses;

                        (E) Sales or other dispositions of surplus, damaged,
            worn or obsolete equipment or inventory for not less than fair market value or otherwise in the ordinary course of business;

                        (F) Sales or assignments of defaulted receivables to a
            collection agency in the ordinary course of business;

                        (G) Licenses to other Persons of intellectual property
            by Guarantor or any Subsidiary thereof in the ordinary course of business provided that, in each case, the terms of the transaction are terms which then would prevail in the market for similar transactions between unaffiliated parties dealing at arm's length;

                        (H) Sales or other dispositions of assets and property
            by Guarantor to any of Guarantor's Subsidiaries (other than Lessee except in


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

            accordance with the Master Agreement Documents) or by any of Guarantor's Subsidiaries (other than Lessee) to Guarantor or any of its other Subsidiaries (other than Lessee except in accordance with the Master Agreement Documents), provided that the terms of any such sales or other dispositions by or to Guarantor are terms which are no less favorable to Guarantor than would prevail in the market for similar transactions between unaffiliated parties dealing at arm's length;

                        (I) Acquisitions of the business, property or fixed
            assets of any Person engaged in the semiconductor business or other related businesses in an aggregate amount not to exceed, together with any Investments made pursuant to Section 10(b)(iv)(E), at any time more than twenty-five percent (25%) of Guarantor's Tangible Net Worth as of the date of any such acquisition; (ii) acquisitions of all or substantially all of the business, property or fixed assets of any Person engaged in the semiconductor business or other related businesses, so long as such acquisition is made with the proceeds received by Guarantor from a substantially concurrent issue of new shares of its capital stock, and (iii) transactions otherwise permitted under Section 10(b)(iv);

                        (J) Sales of accounts receivable of Guarantor and its
            Subsidiaries (other than Lessee), provided that (A) each such sale is (1) for not less than fair market value and (2) for cash, and (B) the aggregate book value of all such accounts receivable so sold in any consecutive four quarter period does not exceed ten percent (10%) of the consolidated total accounts receivable of Guarantor and its Subsidiaries on the last day immediately preceding such four quarter period;

                        (K) Other sales, leases, transfers and disposal of
            assets and property (other than sales by Lessee) for not less than fair market value, provided that the aggregate book value of all such assets and property so sold, leased, transferred or otherwise disposed of in any consecutive four quarter period does not exceed ten percent (10%) of the Consolidated Assets of Guarantor and its Subsidiaries on the last day immediately preceding such four quarter period.

                        (L) Guarantor or any Subsidiary may merge with or into
            any Person (other than Lessee) so long as (1) Guarantor is the survivor of any such transaction to which Guarantor is a party, or such Subsidiary or Guarantor is the survivor of any such transaction to which such Subsidiary is a party, as the case may be, and (2) at the time of such transaction and after giving effect thereto, no Guarantee Default or Guarantee Event of Default (including without limitation a Change of Control) shall have occurred and be continuing.

                  (vi) Accounting Changes. Neither Guarantor nor any of its Material Subsidiaries shall change (i) its fiscal year (currently) or (ii) its accounting practices except in accordance with GAAP.


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

                  (vii) Change in Business. Neither Guarantor nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates thereof, in any material line of business other than the business conducted by such Persons as of the Document Closing Date and other businesses incidental or reasonably related thereto and other than other businesses which would not reasonably be expected to have a Material Adverse Effect.

                  (viii) ERISA. Neither Guarantor nor any ERISA Affiliate shall
      (i) adopt or institute any Pension Plan, (ii) take any action which will result in the partial or complete withdrawal, within the meanings of
      Section 4203 and 4205 of ERISA, from a Multiemployer Plan to which Guarantor or an ERISA Affiliate contributes, (iii) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or
      Section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan to which Guarantor or an ERISA Affiliate contributes which would subject either Guarantor or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan to which Guarantor or an ERISA Affiliate contributes, (vi) fail to comply with the requirements of
      Section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to Section 401(a)(29) of the Code, which, in the case of clauses (i) through (vii) above, singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

                  (ix) Amendments to Master Agreement Documents. Guarantor shall not cause or permit any of the Master Agreement Documents to which it is a party to be amended, restated, supplemented or otherwise modified in a manner which would constitute a breach of Section 8.1(s) of the Participation Agreement (SanDisk Tranche).

            (c) Guarantor's Financial Covenants. So long as this Guarantee remains in effect:

                  (i) Leverage Ratio. Guarantor shall not permit its Leverage Ratio to be greater than 2.75 to 1.00 as of the last day of any fiscal quarter for the four fiscal quarter period then ended.

                  (ii) Quick Ratio. Guarantor shall not permit its Quick Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00.

                  (iii) Fixed Charge Coverage Ratio. Guarantor shall not permit its Fixed Charge Coverage Ratio as of the last day of any fiscal quarter for the four fiscal quarter period then ended to be less than 2.25 to 1.00.

                  (iv) Tangible Net Worth. Guarantor shall not permit its Tangible Net Worth on the last day of any fiscal quarter (such date to be referred to herein as a "determination date") to be less than the sum on such determination date of the following:


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                                       25

                        (A) ninety percent (90%) of the Tangible Net Worth as of
            September 30, 2000 (the "base date");

                                      plus

                        (B) fifty percent (50%) of the sum of Guarantor's
            consolidated quarterly net income determined without deduction of any quarterly losses for each fiscal quarter after the base date through and including the fiscal quarter ending on the determination date;

                                      plus

                        (C) seventy-five percent (75%) of the net proceeds of
            all Equity Securities issued by Guarantor and its Subsidiaries (to Persons other than Guarantor or its Subsidiaries) during the period commencing on the base date and ending on the determination date.

      Section 11. Guarantee Events of Default; Remedies.

            11.1 Guarantee Events of Default. Each of the following events shall constitute a Guarantee Event of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental authority) and each such Guarantee Event of Default shall continue so long as, but only as long as, it shall not have been remedied or waived:

            (a) Guarantor shall default in the payment when due of any amount owing hereunder; or

            (b) Any representation or warranty of Guarantor contained in this Guarantee or in any certificate, report, financial statement or in other document required to be furnished or delivered pursuant to any SanDisk Tranche Operative Documents by Guarantor or on Guarantor's behalf to any Participant or Agent or Lessor is false or misleading in any material respect when made or reaffirmed, as the case may be and, if capable of being cured, remains uncured for thirty (30) days after the earlier of (i) receipt by Guarantor of notice thereof and (ii) a Responsible Officer of Guarantor obtaining knowledge thereof; or

            (c) Guarantor or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Sections 10(a)(i), 10(b)(v)(A), 10(b)(v)(B), 10(b)(v)(L) or 10(c) hereof; or

            (d) Guarantor or any of its Subsidiaries shall default in any material respect in the performance or observance of (i) any term, covenant, condition or agreement on its part to be performed or observed under Sections 10(b)(i), 10(b)(ii), 10(b)(iii), 10(b)(iv), 10(b)(v) (other than clauses (A),
(B) and (L) of Section 10(b)(v), to which Section 11.1(c) above is applicable) or 10(b)(vii) hereof or (ii) any other term, covenant, condition or agreement on its part to be performed or observed hereunder or under any other SanDisk Tranche Operative Document to


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

which it is a party (and not constituting a Guarantee Event of Default under any other clause of this Section 11.1), and such default, in the case of either clause (i) or clause (ii) above, if capable of being remedied, shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) written notice thereof by Agent or Lessor to Guarantor or (y) a Responsible Officer of Guarantor obtaining knowledge thereof (provided that, upon notice from Guarantor to Agent, if such failure referred to in clause (ii) of this
Section 11.1(d) is not reasonably capable of being cured during such 30-day period, such period shall be extended for a total period of 180 days so long as
(i) such failure is subject to cure during such 180-day period and (ii) Guarantor is diligently and continuously proceeding to cure or cause to be cured such failure); or

            (e) Guarantor or any of its Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than Indebtedness referred to in Section 11.1(a)) in the principal amount of $15,000,000 or more; or (ii) Guarantor or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Indebtedness (other than Indebtedness referred to in Section 11.1(a)) or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness is $15,000,000 or more; or

            (f) (i) Guarantor or any of its Material Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against Guarantor or any of its Material Subsidiaries and the petition remains unstayed and in effect for more than sixty
(60) days, or is not dismissed within sixty (60) days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Guarantor or any of its Material Subsidiaries or Guarantor or any of its Material Subsidiaries commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Guarantor or any of its Material Subsidiaries or there is commenced against Guarantor or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of sixty (60) days; or (iv) any order of relief is entered in any such case or proceeding; or (v) Guarantor or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or (vi) Guarantor or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or (vii) Guarantor or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or (viii) Guarantor or any of its Material Subsidiaries shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) Guarantor or any of its Material Subsidiaries shall consent to, or approve in writing any of the foregoing; or

            (g) an ERISA Event which constitutes grounds for the termination of any Pension Plan maintained by Guarantor or any ERISA Affiliate by the PBGC or for the


                                       27

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

appointment of a trustee by the PBGC to administer any Pension Plan maintained by Guarantor or any ERISA Affiliate shall occur, or any Pension Plan maintained by Guarantor or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan maintained by Guarantor or any ERISA Affiliate; or

            (h) One or more judgments or decrees in an aggregate amount of $15,000,000 or more, to the extent not paid by insurance or coverage thereof has not been acknowledged in writing by the applicable insurer, shall be entered by a court against Guarantor or any of its Subsidiaries and any such judgments or decrees or enforcement proceedings in respect thereof shall not be stayed, discharged, paid, bonded or vacated within 30 days; or

            (i) a Change in Control shall occur.

            11.2 Remedies. Upon the occurrence of any Guarantee Event of Default and so long as the same shall be continuing, Agent or its successors, transferees and assigns, as the case may be, may, at its option, declare a default by written notice to Guarantor and at any time thereafter Agent or such other authorized person may:

            (a) exercise any right or remedy that may be available hereunder or under any other SanDisk Tranche Operative Document; or

            (b) exercise any other right or remedy that may be available under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

            11.3 Costs and Expenses. Guarantor shall be liable for any and all accrued and unpaid amounts due hereunder before, after or during the exercise of any of the foregoing remedies, including, subject to the terms of Section 2(b) hereof, all reasonable legal fees and other reasonable costs and expenses incurred by the Guaranteed Parties in the enforcement of this Guarantee.

            11.4 Remedies Cumulative. Except as expressly provided above, no remedy under this Section 11 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided under this Section 11 or otherwise available at law or in equity. The exercise by Agent of any one or more of such remedies shall not preclude the simultaneous or later exercise by any such Person or any other Person so entitled of any other remedy or remedies. No express or implied waiver by Agent or any Participant or their respective successors, transferees or assigns of any Guarantee Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Guarantee Event of Default. The failure or delay of Agent in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Agent shall not exhaust the same or constitute a waiver of any other right provided herein.


                                       28

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

      Section 12. Notices. All notices, requests and demands to or upon Lessor, Agent or Guarantor shall be in writing and delivered (i) personally, (ii) by a nationally recognized overnight courier service, (iii) by mail (by registered or certified mail, return receipt requested, postage prepaid) or (iv) by facsimile, in each case addressed to the applicable parties at their respective addresses or transmission numbers for notices set forth on Schedule I hereto. Any such notice shall be effective upon receipt or refusal thereof. Lessor, Agent and Guarantor may each change its address and transmission numbers for notices by notice in the manner provided in this Section 12.

      Section 13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Section 14. Integration. This Guarantee represents the entire agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by any Guaranteed Party relative to the subject matter hereof not reflected herein.

      Section 15. Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except as provided in Section 11.1 of the Participation Agreement.

      Section 16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

      Section 17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of the Guaranteed Parties and their respective successors and assigns.

      Section 18. Submission to Jurisdiction. GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND ANY CALIFORNIA STATE COURT SITTING IN THE COUNTY OF SANTA CLARA AND APPELLATE COURTS FROM ANY THEREOF FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      Section 19. WAIVER OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.


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      Section 20. GOVERNING LAW. THIS GUARANTEE SHALL IN ALL RESPECTS BE
GOVERNED BY THE INTERNAL LAW OF THE STATE OF CALIFORNIA AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

      Section 21. Nature of Transaction. Guarantor acknowledges the provisions of Section 5.1 of the Participation Agreement (SanDisk Tranche).

      Section 22. Actions by Guaranteed Parties. All actions by or on behalf of one or more Guaranteed Parties in respect of this Guarantee or in respect of any right, benefit or remedy under this Guarantee shall only be taken through the Agent as provided in the Participation Agreement.

      Section 23. Termination. Subject to Section 7 hereof, which shall survive termination hereof, this Guarantee and the obligations of the Guarantor hereunder shall terminate upon payment in full of the Guaranteed Obligations, provided that the obligations of Guarantor hereunder shall survive as to any indemnification obligations of Lessee which survive pursuant to Section 14.1 of the Participation Agreement (SanDisk Tranche). Notwithstanding the foregoing, in no event will the Guaranteed Obligations exceed, as of any date of determination, the sum of the Lease Balance, all accrued and unpaid Variable Rent, all indemnification obligations and Transaction Expenses due and payable by Lessee under the SanDisk Tranche Operative Documents and all amounts payable by Guarantor pursuant to Section 11.3 hereof.

                            [signature page follows]


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

        IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of day and year first above written.

                                                   SANDISK CORPORATION,
                                                   a Delaware corporation


                                                   By:
                                                      -------------------------
                                                   Name:
                                                        -----------------------
                                                   Title:
                                                         ----------------------

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